As filed with the Securities and Exchange Commission on August 23, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEROKEE INC.

(Exact name of registrant as specified in its charter)

Delaware	95-4182437
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

5990 Sepulveda Blvd.

Suite 600

Sherman Oaks, Ca. 91411

(818) 908-9868

(Address of principal executive offices and zip code)

Cherokee Inc. 2013 Stock Incentive Plan

Option to Purchase 30,000 Shares Pursuant to a Non-Plan Stock Option Agreement

(Full title of the Plans)

Henry Stupp

Chief Executive Officer

5990 Sepulveda Blvd.

Suite 600

Sherman Oaks, Ca. 91411

(818) 908-9868

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Scott M. Stanton, Esq.

Morrison & Foerster LLP

12531 High Bluff Drive, Suite 100

San Diego, California 92130

(858) 720-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $.02 par value per share	743,815 shares	(2)(3)	$12.05	(4)	$8,959,252	(4)	$1,222.04
Common Stock, $.02 par value per share	30,000 shares	(5)	$14.03	(6)	$420,900	(6)	$57.41
Total	773,815 shares				$9,380,152		$1,279.45

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the outstanding number of shares of the Registrant’s Common Stock, $.02 par value per share (“Common Stock”).

(2)

Represents the sum of (i) 700,000 additional shares of Common Stock authorized to be issued under the Registrant’s 2013 Stock Incentive Plan (the “2013 Plan”), and (ii) 43,815 shares of Common Stock previously reserved but unissued under the Registrant’s 2006 Incentive Award Plan, as amended (the “2006 Plan”) that are now authorized to be issued under the 2013 Plan. An additional 1,186,000 shares of Common Stock subject to outstanding awards under the 2006 Plan as of August 16, 2013 may become issuable under the 2013 Plan pursuant to Section 3(a) of the 2013 Plan.  See footnote 3 below.

(3)

No future grants will be awarded under the 2006 Plan, but outstanding awards granted under the 2006 Plan continue to be governed by its terms. Any such shares of Common Stock that are subject to awards under the 2006 Plan which are forfeited, terminate or expire unexercised and would otherwise have been returned to the share reserve under the 2006 Plan will be available for issuance as Common Stock under the 2013 Plan. See footnote 2 above.

(4)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 420(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on August 20, 2013.

(5)	Represents shares of Common Stock issuable upon the exercise of a stock option granted pursuant to a Non-Plan Stock Option Agreement.
(6)	The price per share and aggregate offering price are calculated on the basis of $14.03, the exercise price of the shares subject to the outstanding non-plan stock option agreement.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.   In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

a. The Registrant’s Annual Report on Form 10-K/A for the fiscal year ended February 2, 2013 filed with the Commission on May 6, 2013, which includes audited financial statements for the Registrant’s latest fiscal year.

b. The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 31, 2013.

c. The Registrant’s Quarterly Report on Form 10-Q for the three month period ended May 4, 2013, filed with the Commission on June 13, 2013.

d. The Registrant’s Current Reports on Form 8-K, filed with the Commission on June 27, 2013 and July 18, 2013.

e.             All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the audited financial statements described in (a) above.

f. The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 10, filed April 24, 1995 pursuant to Section 12(b) or 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities that they may incur in such capacities, including liabilities under the Securities Act.

The Registrant’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law.  Delaware law provides that directors of a company will not be personally liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for (a) any breach of their duty of loyalty to the Registrant or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (d) any transaction from which the directors derived an improper personal benefit.

The Registrant’s amended and restated Bylaws provide for indemnification of its directors, officers, employees and agents to the maximum extent permitted by Delaware law, and that such right of indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Registrant.  The Registrant’s amended and restated Bylaws also authorize the Registrant to advance funds to a director or officer for costs and expenses (including attorneys’ fees) incurred in a suit or proceeding upon receipt of an undertaking by such director or officer to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified.

The Registrant has entered into indemnification agreements with its directors and certain executive officers, in addition to indemnification provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and other executive officers in the future.

The Registrant has obtained a policy of directors’ and officers’ liability insurance that insures the Registrant’s directors and officers against the cost of defense, settlement or payment of a judgement under certain circumstances.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1 Cherokee Inc. 2013 Stock Incentive Plan (1)

4.2 Stock Option Agreement, dated as of March 25, 2013, by and between Cherokee Inc. and Jason Boling

5.1 Opinion of Morrison & Foerster LLP

23.1 Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2 Consent of Ernst & Young LLP

23.3 Consent of Moss Adams LLP

24.1 Power of Attorney (see Signature Page)

(1) Incorporated by reference to Appendix A of the Cherokee Inc. Definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which was filed with the Commission on May 31, 2013.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Cherokee Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sherman Oaks, State of California, on August 23, 2013.

CHEROKEE INC.

By:	/s/ Henry Stupp
Henry Stupp
Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Jason Boling
Jason Boling
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Henry Stupp and Jason Boling, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Henry Stupp	Chief Executive Officer (principal executive officer)	August 23, 2013
Henry Stupp

/s/ Jason Boling	Chief Financial Officer (principal financial and accounting officer)	August 23, 2013
Jason Boling

/s/ Jess Ravich	Chairman, Director	August 23, 2013
Jess Ravich

/s/ Keith Hull	Director	August 23, 2013
Keith Hull

/s/ Timothy Ewing	Director	August 23, 2013
Timothy Ewing

/s/ Robert Galvin	Director	August 23, 2013
Robert Galvin

Director
Frank Tworecke

INDEX TO EXHIBITS

Exhibit Number	Document

4.1	Cherokee Inc. 2013 Stock Incentive Plan (1)

4.2	Stock Option Agreement, dated as of March 25, 2013, by and between Cherokee Inc. and Jason Boling

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

23.3	Consent of Moss Adams LLP

24.1	Power of Attorney (see Signature Page)

(1) Incorporated by reference to Appendix A of the Cherokee Inc. Definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which was filed with the Commission on May 31, 2013.